FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NUMBER 333-217876
September 3, 2020

Nordic Investment Bank
USD 1,500,000,000 0.375% Global Notes due September 11, 2025 (the “Notes”)

Final Term Sheet
Final Terms and Conditions as of September 3, 2020

Issuer:	Nordic Investment Bank (NIB)

Anticipated Ratings:	Aaa by Moody’s Investor Service AAA by S&P Global Ratings Europe Limited

Size:	USD 1,500,000,000 SEC Registered Global

Coupon:	0.375% per annum, on a semi-annual basis

Interest Payment Dates:	March 11 and September 11 in each year, starting on March 11, 2021 up to and including the Maturity Date.

Maturity Date:	September 11, 2025

Settlement Date:	September 11, 2020

Public Offering Price:	99.926%

Benchmark:	UST0.250% due August 31, 2025

Benchmark Yield:	0.230%

Managers:	Citigroup Global Markets Limited, HSBC Bank plc, Morgan Stanley & Co. International plc and RBC Capital Markets

Denominations:	USD 200,000 and integral multiples of USD 1,000 thereafter

CUSIP / ISIN:	65562QBP9 / US65562QBP90

The Notes are expected to be listed on the Regulated Market of the Luxembourg Stock Exchange.

The following information of Nordic Investment Bank and regarding the securities is available from the SEC’s website and accompanies this free writing prospectus:

https://www.sec.gov/Archives/edgar/data/357024/000114036120019255/0001140361-20-019255-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000114036120015857/0001140361-20-015857-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312520127721/0001193125-20-127721-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000114036120008812/0001140361-20-008812-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000090342320000023/0000903423-20-000023-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312520049550/0001193125-20-049550-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312519137737/0001193125-19-137737-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312519050984/0001193125-19-050984-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312518155458/0001193125-18-155458-index.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Limited, at +44-20-7986-9000, HSBC Bank plc, at +1-866-811-8049, Morgan Stanley& Co. International plc, at +44-20-7677-4799 and RBC Capital Markets, LLC, at +1-866-375-6829.

MiFID II professionals/ECPs-only – Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.